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                                                                    Exhibit 21.1


                           THE LEARNING COMPANY, INC.
                                  SUBSIDIARIES




Compton's Learning Company (Delaware)
Compton's NewMedia, Inc. (California)
Future Vision Holding, Inc. (New York)
Minnesota Educational Computing Corporation (MECC) (Minnesota)
SoftKey Holdings SARL (France)
Edusoft (France)(1)
SoftKey Holdings Corporation (Ontario)
SoftKey Software Products Inc. (Ontario)
SoftKey Holding GmbH (Germany)
TLC Tewi Verlag GmbH (Germany)
The Learning Company (Ireland) Limited (Ireland)
TLC Multimedia Inc. (Minnesota)
TLC Properties Inc. (Massachusetts)
The Learning Company Holland B.V. (Netherlands)
The Learning Company, K.K. (Japan)
The Learning Company (UK) Limited (England)

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(1) 20.19% directly held by SoftKey Holdings SARL, 47.10% indirectly held by
    SoftKey Holdings SARL, and 32.71% directly held by SoftKey Holding GmbH